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                                                                    EXHIBIT 99.1

PAWNMART, INC.                                                      NEWS RELEASE
6300 Ridglea Place, Suite 724
Fort Worth, Texas 76116
(817) 569-9305
(817) 569-1062 Fax
www.pawnmart.com

FOR IMMEDIATE RELEASE                         CONTACT:   Carson R. Thompson
                                                         Chairman
                                                         Chief Executive Officer
                                                         (817) 569-9305

                        PAWNMART, INC. ANNOUNCES SALE OF
                 $2.5 MILLION OF 8% CONVERTIBLE PREFERRED STOCK


Fort Worth, Texas (September 1, 1999) - PawnMart, Inc. (Nasdaq SmallCap: PMRT, PMRTW, and PMRTZ and Boston Stock Exchange: PWT, PWTA, and PWTB) announced today that the Company has sold 416,667 shares of 8% Convertible Preferred Stock for $6.00 per share for an aggregate purchase price of $2,500,000 in a private placement transaction. The preferred stock can be converted into common stock after the eighteenth month following issuance. Additionally, the Company may redeem the preferred stock in whole or in part at any time subject to certain provisions. In connection with the issuance of the preferred stock, the Company issued 312,500 common stock purchase warrants that are exercisable for five years at an exercise price of $5.00 per share. The Company intends to use the net proceeds from this transaction to repay indebtedness.

"This equity investment is a result of our efforts to structure our balance sheet in a manner that better positions us to achieve our rapid store growth strategy," stated Carson R. Thompson, Chairman and Chief Executive Officer.

Funding for the transaction was arranged by Andrew Garrett, Inc., an investment banking firm headquartered in New York.

PawnMart, Inc. currently operates 39 specialty finance and retail stores that provide secured short-term loans and buy and sell pre-owned merchandise. PAWNMART(SM) stores are positioned and merchandised similar to national discount store chains, and are located in Alabama, Georgia, North Carolina, South Carolina, and Texas.

Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For a discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.

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